Exhibit 99.1

Hillenbrand Reports Fiscal Second Quarter 2024 Results
•Revenue of $785 million increased 14% compared to prior year; organic revenue decreased 5% primarily due to lower volume in the Molding Technology Solutions (MTS) segment
•GAAP EPS of $0.09 decreased from $0.33 in the prior year; adjusted EPS of $0.76 increased 3% compared to prior year
•Expanded previously announced MTS restructuring program and implementing additional cost actions across enterprise
•Updating outlook for FY24 adjusted EPS to $3.30 - $3.50, previously $3.60 - $3.95; Q3 adjusted EPS of $0.80 to $0.85

BATESVILLE, Ind., April 30, 2024 --/PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and solutions, reported results for the fiscal second quarter ended March 31, 2024.

Summary of Second Quarter 2024 Results of Continuing Operations1

	Three Months Ended March 31,		Change
(unaudited, dollars in millions, except EPS)	2024	2023	$	%
Total net revenue	785.3	690.9	94.4	14%
Organic net revenue [2]	657.6	690.9	(33.3)	(5)%
GAAP net income attributable to HI	6.1	23.3	(17.2)	(74)%
Total adjusted EBITDA [2]	122.6	108.6	14.0	13%
Organic adjusted EBITDA [2]	100.7	108.6	(7.9)	(7)%
GAAP diluted EPS	0.09	0.33	(0.24)	(73)%
Adjusted diluted EPS [2]	0.76	0.74	0.02	3%
Cash flows from operating activities	3.2	50.3	(47.1)	(94)%

“We continued to experience a dynamic demand environment across key end markets in our second quarter. Orders improved sequentially in both segments, however, demand for mid-size capital equipment projects in APS and short-cycle hot runner equipment in MTS remained below our expectations. We continue to focus on executing our integration to achieve synergies, and we were pleased with the margin expansion in our APS segment in the quarter, despite lower volumes. Across the enterprise, we’re driving cost savings initiatives, including expanding the MTS restructuring we announced last quarter, and implementing additional cost actions within our APS segment in response to the top line headwinds we expect through the remainder of fiscal year 2024. As we navigate this uncertain macro environment, we’re confident in the strength of our leading brands, and we remain well positioned to capitalize on long-term opportunities for growth and margin expansion across our portfolio of highly-engineered processing equipment and solutions,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand.

Second Quarter 2024 Results of Continuing Operations1
Revenue of $785 million increased 14% compared to the prior year primarily due to the FPM acquisition. On an organic basis, which excludes the impacts of acquisitions and foreign currency exchange rates, revenue decreased 5%, as higher aftermarket parts and service revenue and pricing were more than offset by lower capital equipment volume.

Net income of $6 million, or $0.09 per share, decreased $0.24 compared to the prior year as the impact of the Schenck Process Food and Performance Materials (“FPM”) acquisition, lower tax expense, pricing, and cost containment were more than offset by an increase in restructuring costs, cost inflation, lower organic volume, and higher interest expense. Adjusted net income of $54 million resulted in adjusted EPS of $0.76, an increase of $0.02, or 3%. The adjusted effective tax rate for the quarter was 28.1%, a decrease of 540 basis points compared to the prior year primarily due to discrete items.

Adjusted EBITDA of $123 million increased 13% year over year. On an organic basis, adjusted EBITDA decreased 7% as cost inflation and lower MTS volume more than offset favorable pricing, cost containment, and favorable product mix. Adjusted EBITDA margin of 15.6% was essentially flat.

Advanced Process Solutions (APS)

	Three Months Ended March 31,		Change
(unaudited, dollars in millions)	2024	2023	$	%
Total net revenue	559.2	430.5	128.7	30%
Organic net revenue [2]	431.0	430.5	0.5	—%
Total adjusted EBITDA [2]	100.8	73.2	27.6	38%
Margin %	18.0%	17.0%	100 bps
Organic adjusted EBITDA [2]	78.5	73.2	5.3	7%
Margin %	18.2%	17.0%	120 bps

Revenue of $559 million increased 30% compared to the prior year primarily due to the FPM acquisition. On an organic basis, revenue was flat, as higher aftermarket parts and service revenue and pricing were offset by lower capital equipment volume.

Adjusted EBITDA of $101 million increased 38% year over year primarily due to the FPM acquisition. Organically, adjusted EBITDA increased 7%, primarily driven by pricing and cost actions, partially offset by cost inflation and lower volume. Adjusted EBITDA margin of 18.0% increased 100 basis points.

Backlog of $1.9 billion increased 12% compared to the prior year primarily due to the FPM acquisition. On an organic basis, backlog decreased 5%. Sequentially, backlog decreased 2% due to foreign currency exchange rates.

Molding Technology Solutions (MTS)

	Three Months Ended March 31,		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net revenue	226.1	260.4	(34.3)	(13)%
Adjusted EBITDA [2]	33.6	47.5	(13.9)	(29)%
Margin %	14.9%	18.2%	(330) bps

Revenue of $226 million decreased 13% year over year primarily due to lower volume for injection molding equipment.

Adjusted EBITDA of $34 million decreased 29%, primarily due to lower volume and cost inflation, partially offset by cost actions. Adjusted EBITDA margin of 14.9% decreased 330 basis points from the prior year.

Backlog of $230 million decreased 23% compared to the prior year and was essentially flat on a sequential basis.

Restructuring Program
The Company previously announced a restructuring program to reduce costs and improve operational efficiency within the MTS segment. The program was initially expected to incur approximately $20 million in charges, with annual run-rate savings of $15 million. The Company took additional actions during the quarter, including the consolidation of an additional facility in March, and incurred approximately $25 million in restructuring costs in the quarter. This program is now expected to generate annual run-rate savings of approximately $20 million, with approximately $8 million expected to be realized within fiscal year 2024.

Balance Sheet, Cash Flow and Capital Allocation1
The Company’s operating cash flow was $3 million in the quarter, down $47 million compared to prior year, primarily due to timing of working capital requirements and lower customer advances on large plastics projects. Capital expenditures were approximately $13 million in the quarter. During the quarter, the Company paid approximately $16 million in quarterly dividends.

As of March 31, 2024, net debt was approximately $1.88 billion, and the net debt to pro forma adjusted EBITDA ratio was 3.5x. Liquidity was approximately $725 million, including $224 million in cash on hand and the remainder available under the Company’s revolving credit facility.

“We’re making progress on driving efficiency improvements across inventory and payables, but we continue to see pressure to our cash flow and leverage due to lower order intake and timing of working capital requirements on large projects,” said Bob VanHimbergen, SVP and Chief Financial Officer of Hillenbrand. “We remain committed to debt reduction as our top priority for capital deployment and we’re launching additional cost actions to help mitigate the headwinds we’re facing, but we’ll face pressure on our deleveraging timeline until order patterns normalize.”

Fiscal 2024 Outlook
Hillenbrand is updating its annual guidance range for fiscal year 2024 and is providing a fiscal Q3 outlook for adjusted earnings per share. These changes reflect reduced volumes stemming from lower than expected orders, unfavorable product mix in MTS, and pricing pressure in MTS, partially offset by approximately $8 million of in-year MTS restructuring benefits, cost actions throughout APS and corporate, and accelerated margin enhancement within the recent acquisitions. Free cash flow is now expected to be approximately $130 million to $150 million for the year, down from our previous expectation of approximately $230 million.

Revenue Outlook ($M)	Updated Range	YOY	Previous Range	YOY
Advanced Process Solutions	$2,350 - $2,400	29% - 32%	$2,400 - $2,500	32% - 37%
Molding Technology Solutions	$880 - $900	(12)% - (10)%	$880 - $940	(12)% - (6)%
Hillenbrand	$3,230 - $3,300	14% - 17%	$3,280 - $3,440	16% - 22%

Adj. EBITDA Outlook	Updated Range	Total YOY	Previous Range	YOY
Advanced Process Solutions	18.3% - 18.6%	(120) - (90) bps	18.0% - 19.0%	(150) - (50) bps
Molding Technology Solutions	15.5% - 16.5%	(320) - (220) bps	18.5% - 19.5%	(20) - 80 bps
Hillenbrand ($M)	$512 - $536	6% - 11%	$530 - $588	10% - 22%

Adj. EPS Outlook	Updated Range	Previous Range
Full Year	$3.30 - $3.50	$3.60 - $3.95
Q3	$0.80 - $0.85	N/A

1All financial results are reported on a continuing operations basis, excluding the divested Batesville segment, which is reported as discontinued operations for all periods presented.
2These are non-GAAP financial measures. See the reconciliations of Non-GAAP financial measures to their most directly comparable GAAP financial measures at the end of this release.

Conference Call Information
Date/Time: Wednesday, May 1, 2024, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13744354
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Wednesday, May 29, 2024)

Replay - Conference Call
Date/Time: Available until midnight ET, Wednesday, May 15, 2024
Replay ID number: 13744354
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s investor relations website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial operating performance measures. These non-GAAP financial measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•pension settlement charge;
•inventory step-up charges;
•gains and losses on divestitures;
•other non-recurring costs related to a discrete commercial dispute;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to acquisitions and divestitures, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions, and the impact that the Molding Technology Solutions reportable operating segment’s loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP financial measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Organic revenue and organic adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding recent acquisitions, including FPM and Peerless Food Equipment, and adjusting for the effects of foreign currency exchange. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Hillenbrand uses organic and pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) financial performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP financial measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2024 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Net revenue	$785.3	$690.9	$1,558.6	$1,346.6
Cost of goods sold	534.6	464.8	1,056.9	912.9
Gross profit	250.7	226.1	501.7	433.7
Operating expenses	181.4	139.5	339.3	277.4
Amortization expense	25.7	19.8	51.2	38.9
Pension settlement charge	—	—	8.3	—
Interest expense, net	30.8	18.6	60.6	40.1
Income from continuing operations before income taxes	12.8	48.2	42.3	77.3
Income tax expense	4.2	24.1	14.2	26.4
Income from continuing operations	8.6	24.1	28.1	50.9
(Loss) income from discontinued operations (net of income tax (benefit) expense)	—	(1.5)	(0.3)	19.5
Gain on divestiture of discontinued operations (net of income tax expense)	—	440.9	—	440.9
Total income (loss) from discontinued operations	—	439.4	(0.3)	460.4
Consolidated net income	8.6	463.5	27.8	511.3
Less: Net income attributable to noncontrolling interests	2.5	0.8	4.5	3.1
Net income attributable to Hillenbrand	$6.1	$462.7	$23.3	$508.2

Earnings per share
Basic earnings per share
Income from continuing operations attributable to Hillenbrand	$0.09	$0.33	$0.34	$0.69
Income from discontinued operations	—	6.31	—	6.62
Net income attributable to Hillenbrand	$0.09	$6.64	$0.34	$7.31
Diluted earnings per share
Income from continuing operations attributable to Hillenbrand	$0.09	$0.33	$0.34	$0.68
Income (loss) from discontinued operations	—	6.27	(0.01)	6.59
Net income attributable to Hillenbrand	$0.09	$6.60	$0.33	$7.27
Weighted average shares outstanding (basic)	70.4	69.7	70.4	69.6
Weighted average shares outstanding (diluted)	70.7	70.1	70.6	69.9

Cash dividends per share	$0.2225	$0.2200	$0.4450	$0.4400

Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended March 31,
	2024	2023
Cash flows (used in) provided by:
Operating activities from continuing operations	$(20.8)	$44.7
Investing activities from continuing operations	(27.9)	38.5
Financing activities from continuing operations	46.2	5.4
Total cash used in discontinued operations	(23.3)	(3.4)
Effect of exchange rates on cash and cash equivalents	0.8	(6.9)
Net cash flows	(25.0)	78.3

Cash and cash equivalents:
At beginning of period	250.2	237.6
At end of period	$225.2	$315.9

Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Income from continuing operations	$8.6	$24.1	$28.1	$50.9
Less: Net income attributable to noncontrolling interests	2.5	0.8	4.5	3.1
Income from continuing operations attributable to Hillenbrand	6.1	23.3	23.6	47.8
Business acquisition, divestiture, and integration costs (1)	9.1	7.2	14.7	17.9
Restructuring and restructuring-related charges (2)	25.6	0.5	26.2	1.5
Inventory step-up (adjustment) charges (3)	(0.9)	3.1	0.6	11.1
Intangible asset amortization (4)	25.7	19.8	51.2	38.9
Pension settlement charge (5)	—	—	8.3	—
Other non-recurring costs related to a discrete commercial dispute	6.1	—	6.1	—
Tax adjustments (6)	(0.4)	5.1	(0.1)	1.6
Tax effect of adjustments (7)	(17.4)	(7.4)	(28.0)	(18.6)
Adjusted net income from continuing operations attributable to Hillenbrand	$53.9	$51.6	$102.6	$100.2

Diluted EPS from continuing operations attributable to Hillenbrand	$0.09	$0.33	$0.34	$0.68
Business acquisition, divestiture, and integration costs (1)	0.13	0.10	0.21	0.26
Restructuring and restructuring-related charges (2)	0.36	0.01	0.37	0.02
Inventory step-up (adjustment) charges (3)	(0.01)	0.05	0.01	0.16
Intangible asset amortization (4)	0.36	0.28	0.72	0.56
Pension settlement charge (5)	—	—	0.12	—
Other non-recurring costs related to a discrete commercial dispute	0.09	—	0.09	—
Tax adjustments (6)	(0.01)	0.07	(0.01)	0.02
Tax effect of adjustments (7)	(0.25)	(0.10)	(0.40)	(0.27)
Adjusted Diluted EPS from continuing operations attributable to Hillenbrand	$0.76	$0.74	$1.45	$1.43

(1)Business acquisition, divestiture, and integration costs during the three and six months ended March 31, 2024, primarily included costs associated with the integration of recent acquisitions. Business acquisition, divestiture, and integration costs during the three and six months ended March 31, 2023, primarily included professional fees related to acquisitions and costs associated with the integration of recent acquisitions.
(2)Restructuring and restructuring-related charges primarily included severance costs during the three and six months ended March 31, 2024 and 2023.
(3)The amount during the three and six months ended March 31, 2024, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisition of FPM. The amount during the three and six months ended March 31, 2023, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Herbold, Linxis, and Peerless.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The pension settlement charge during the six months ended March 31, 2024 was due to lump-sum payments made from the Company’s U.S. pension plan to former employees who elected to receive such payments.
(6)For the three and six months ended March 31, 2024 and 2023, this primarily represents the net impact from certain non-recurring tax items, including items related to acquisitions and divestitures.
(7)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Adjusted EBITDA:
Advanced Process Solutions	$100.8	$73.2	$196.8	$144.5
Molding Technology Solutions	33.6	47.5	65.7	90.6
Corporate	(11.8)	(12.1)	(25.8)	(25.2)
Add:
Income (loss) from discontinued operations (net of income tax expense)	—	439.4	(0.3)	460.4
Less:
Interest expense, net	30.8	18.6	60.6	40.1
Income tax expense	4.2	24.1	14.2	26.4
Depreciation and amortization	41.2	31.0	80.0	62.0
Pension settlement charge	—	—	8.3	—
Business acquisition, divestiture, and integration costs	9.1	7.2	14.7	17.9
Inventory step-up (adjustment) charges	(0.9)	3.1	0.6	11.1
Restructuring and restructuring-related charges	23.5	0.5	24.1	1.5
Other non-recurring costs related to a discrete commercial dispute	6.1	—	6.1	—
Consolidated net income	$8.6	$463.5	$27.8	$511.3

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Consolidated net income	$8.6	$463.5	$27.8	$511.3
Interest expense, net	30.8	18.6	60.6	40.1
Income tax expense	4.2	24.1	14.2	26.4
Depreciation and amortization	41.2	31.0	80.0	62.0
EBITDA	84.8	537.2	182.6	639.8
(Income) loss from discontinued operations (net of income tax expense)	—	(439.4)	0.3	(460.4)
Business acquisition, divestiture, and integration costs	9.1	7.2	14.7	17.9
Inventory step-up (adjustment) charges	(0.9)	3.1	0.6	11.1
Restructuring and restructuring-related charges	23.5	0.5	24.1	1.5
Pension settlement charge	—	—	8.3	—
Other non-recurring costs related to a discrete commercial dispute	6.1	—	6.1	—
Adjusted EBITDA	122.6	108.6	236.7	209.9
Less: Acquisitions adjusted EBITDA(1)	21.9	—	46.5	—
Foreign currency impact	—	—	(2.1)	—
Organic adjusted EBITDA	$100.7	$108.6	$188.1	$209.9

Advanced Process Solutions adjusted EBITDA	$100.8	$73.2	$196.8	$144.5
Less: Acquisitions adjusted EBITDA(1)	21.9	—	46.5	—
Foreign currency impact	(0.4)	—	(2.4)	—
Advanced Process Solutions organic adjusted EBITDA	$78.5	$73.2	$147.9	$144.5

Molding Technology Solutions adjusted EBITDA	$33.6	$47.5	$65.7	$90.6
Foreign currency impact	0.4	—	0.4	—
Molding Technology Solutions organic adjusted EBITDA	$34.0	$47.5	$66.1	$90.6

(1)The impact of the acquisitions of Peerless (October and November) and FPM.

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Advanced Process Solutions net revenue	$559.2	$430.5	$1,127.5	$843.3
Less: Acquisitions(1)	126.0	—	275.5	—
Foreign currency impact	(2.2)	—	(14.7)	—
Advanced Process Solutions organic net revenue	431.0	430.5	837.3	843.3
Molding Technology Solutions net revenue	226.1	260.4	431.1	503.3
Foreign currency impact	0.5	—	(1.3)	—
Molding Technology Solutions organic net revenue	226.6	260.4	429.8	503.3
Consolidated organic net revenue	$657.6	$690.9	$1,267.1	$1,346.6

(1)The impact of the acquisitions of Peerless (October and November) and FPM.

	March 31,	March 31,
	2024	2023
Advanced Process Solutions backlog	$1,877.1	$1,673.4
Less: Acquisitions(1)	303.4	—
Foreign currency impact	14.4	—
Advanced Process Solutions organic backlog	1,588.1	1,673.4
Molding Technology Solutions backlog	229.8	298.2
Foreign currency impact	1.0	—
Molding Technology Solutions organic backlog	230.8	298.2
Consolidated organic backlog	$1,818.9	$1,971.6

(1)The impact of the FPM acquisition.

March 31,
2024
Current portion of long-term debt	$20.0
Long-term debt	2,087.0
Total debt	2,107.0
Less: Cash and cash equivalents	224.4
Net debt	$1,882.6

Pro forma adjusted EBITDA for the trailing twelve months ended	$536.8
Ratio of net debt to pro forma adjusted EBITDA	3.5

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position	future
become	pursue	estimate	will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should	impact	strategy

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the continued volatility in the financial markets; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; uncertainty related to environmental regulation including the Securities and Exchange Commission’s (“SEC”) final climate rules and litigation regarding its enforceability; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers, and others with whom it does business); the possibility that the anticipated benefits from acquisitions including the FPM and Linxis acquisitions cannot be realized by the Company in full or at all, or may take longer to realize than expected; risks that the integrations of FPM or Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise affect financial or operating results; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; changes in food consumption patterns due to dietary trends, or economic conditions, or other reasons; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of certain factors that could cause actual results to differ from those contained in forward-looking statements, see the discussion under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2023, filed with the SEC on November 15, 2023, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April 30, 2024. Any forward-looking statement made in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, made from time to time, whether as a result of new information, future developments or otherwise.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Susan DiMauro, Director, Marketing & Communications
Phone: 812-621-4647
Email: susan.dimauro@hillenbrand.com